FIRST AMENDMENT TO AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC & ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. MANAGEMENT INCENTIVE PLAN

Effective January 1, 2005
Revised January 10, 2006
Revised June 25, 2007

  THIS FIRST AMENDMENT TO AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC (“ACEP”) & ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. (“ACEHI”) MANAGEMENT INCENTIVE PLAN as of June 25, 2007.

WHEREAS, the Boards of Directors of ACEP and ACEHI adopted a Management Incentive Plan effective January 1, 2005, revised January 10, 2006 (the “MIP”);

WHEREAS, ACEHI sold all of its assets and terminated its participation in the MIP effective November 17, 2006;

WHEREAS, the MIP provides that each fiscal year the Board of Directors may establish potential performance bonuses based on certain criteria for that fiscal year;

WHEREAS, on April 20, 2007, the Board of Directors of ACEP considered criteria for bonuses relating to fiscal year 2007 and resolved to amend the MIP to provide that bonus payments under the plan would be based upon net revenue and EBITDA and has now determined to rescind such resolution and to amend the MIP to provide that all bonus payments will be based solely on EBITDA;

WHEREAS, the Board of Directors of ACEP desires to amend the MIP as it relates to 2007 to increase the amount of the potential bonus payment; and

WHEREAS, the Board of Directors of ACEP desires to further amend the MIP as herein provided.

NOW THEREFORE, the MIP is amended as follows:

1. All references to Atlantic Coast Entertainment Holdings, Inc., or to ACEHI, are hereby deleted.

2. All capitalized terms not defined herein have the meanings assigned to them in the MIP.

3. As an initial condition under Article III, a Participant’s entitlement to a Financial Award shall be subject to the achievement by ACEP of its EBITDA Goal and net revenue metrics shall not have any applicability with respect to Financial Award determinations.

4. With respect to Financial Awards for 2007, in the event of the occurrence of a “Sale”, as herein defined, Participants who are otherwise eligible for a Financial Award in 2007, and who remain employed as of the date of payment of such award or are otherwise eligible for payment in accordance with the terms of this Amendment, shall be entitled to the following payment with respect to their Financial Award for 2007 (assuming that such Participant satisfies the relevant individual performance goals):

(i) a 20% increase in the potential Bonus as a percent of Base Salary (i.e. the percentages in the “Total” column in Exhibit A shall be increased by 20%);

(ii) if the Sale occurs in 2007, a pro rata determination of the Financial Award for such year, based on the period between January 1, 2007 and the closing date (calculated in accordance with the examples set forth on Exhibit A hereto);

(iii) all of the Financial Award for 2007 shall be treated as a Cash Award and there shall not be any Deferred Bonus Award component to the Financial Award for such year; and

(iv) all previous Deferred Bonus Awards shall be paid to each Participant in full at the same time as the payment of the Cash Award for 2007, conditioned on the Participant's continued employment through the payment date or as otherwise provided for hereunder.

5. The payments provided for in paragraph 4 above are conditioned upon (i) the closing of the Sale and (ii) your continued employment through the closing of the Sale and either (a) your employment is terminated without Cause by ACEP as a result of the closing of such Sale and you have not been offered a comparable position with the Successor Employer (as herein defined) or (b) you remain employed with ACEP through the completed Sale and, if requested by the Successor Employer, remain employed with the Successor Employer for at least sixty (60) days following the closing.

6. Subject to the foregoing terms and conditions, the payment provided for under this Amendment will be made following the closing of the Sale and the closing of the financial books and determination of the amounts payable under the MIP.

7. The following terms have the meanings set forth below:

(i) A “Sale” shall mean the closing of the sale of the membership interests in ACEP under the Membership Interest Purchase Agreement by and between W2007/ACEP Holdings, LLC (“Purchaser”) and American Entertainment Properties Corp. (“Seller”) dated April 22, 2007; provided that such sale of membership interests shall constitute a change in control event within the meaning of Section 1.409A-3(j) of the regulations promulgated by the Internal Revenue Service with respect to Section 409A of the Internal Revenue Code (the “Section 409A Regulations”).

(ii) A “Successor Employer” means an entity or business unit that acquires, directly or indirectly, the business or assets of the Seller in connection with the Sale.

(iii) As used herein, “Cause” is defined as a Participant’s: (i) failure to (x) perform the assigned duties or (y) comply with the given instructions given after having been given written notice of the failure and not correcting such failure in a timely manner (to the extent curable); (ii) personal misconduct or insubordination; (iii) impairment due to alcohol or substance abuse; (iv) conviction of a crime or being charged with a felony; (v) violation of a federal or state securities law or regulation; (vi) commission of an act of moral turpitude or dishonesty relating to the performance of the Participant’s duties hereunder; (vii) any revocation or suspension by any state or local authority of a required license(s) to function in the Participant’s current role (or similar position) within ACEP; (viii) willful disclosure, not required by law or court order, of any trade secrets or confidential corporate information of ACEP or any of its affiliates to persons or entities not authorized to know same, (ix) violation of ACEP’s Code of Business Conduct; or (x) any act or failure to act by you which causes any gaming or other regulatory authority, having jurisdiction over ACEP or any of its affiliates, to seek any redress or remedy against you, ACEP or any of its affiliates.

8. Notwithstanding any provision of the Plan to the contrary, (i) following a Sale, no employee or group of employees of ACEP or any of the Companies shall accrue any additional benefits under the MIP for the calendar year 2007 or otherwise be eligible to participate in the MIP for the calendar year 2007 as a Participant, (ii) any Financial Awards or other benefits for the year commencing January 1, 2008 shall be established in the sole and absolute discretion of the Board of Directors of ACEP and (iii) in connection with and effective at the time of the Sale, the Board of Directors of ACEP shall, as provided for in Section 409A-3(j)(4)(ix) of the Section 409A Regulations, terminate and liquidate the MIP.